EXHIBIT 3(i)


AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
HANOVER BANCORP, INC

In compliance with the requirements of Section 204 of the Business Corporation Law, act of May 5, 1933 (P.L. 364) (15 P.S.section 1204) the undersigned, desiring to be incorporated as a business corporation, hereby certifies (certify) that:

1. The name of the corporation is: Hanover Bancorp, Inc.

2. The location and post office address of the initial registered office of the corporation in this Commonwealth is: 25 Carlisle Street, Hanover, Pennsylvania 17331


3. The corporation is incorporated under the Business Corporation
Law of the Commonwealth of Pennsylvania for the following purpose or purposes: The corporation shall have unlimited power to engage in and do any lawful act concerning any and all lawful business for which corporations may be incorporated under the Act of May 5, 1933, P. L. 364, its amendments and supplements, under the provisions of which said Act this corporation is incorporated.


4.  The date of incorporation is:  April 8, 1982

5. A.    The aggregate number of shares which the Corporation shall have authority to issue is Eleven Million (11,000,000) shares, consisting of Nine Million (9,000,000) shares of common stock, par value $.83 per share (hereinafter referred to as the "Common Stock"), and Two Million (2,000,000) shares of preferred stock, par value $2.50 per share (hereinafter referred to as the "Preferred Stock").

B. Any number of shares of the 2,000,000 shares of Preferred
Stock may be issued from time to time in one or more series of Preferred Stock. The designations, the relative preferences and participating, optional and other special rights, and the qualifications, limitations or restrictions of each such series, if any, may differ from those of any and all other series; and the Board of Directors is hereby expressly authorized to fix by resolution or resolutions prior to the issuance of any shares of any series of the Preferred Stock, the designations, preferences, relative, participating, optional and other special rights or the qualifications, limitations or restrictions of such series, including, without limiting the generality of the foregoing, the following:

1) The date and time at which, and the terms and conditions on which,dividends, if any, on such series of Preferred Stock shall be paid;

2) The right, if any, of the holders of shares of such series of Preferred Stock to vote and the manner of voting, except as may otherwise be provided by the Pennsylvania Business
Corporation Law;

3) The right, if any, of the holders of shares of such series of Preferred Stock to convert the same into or exchange the same for other classes of stock of the Corporation and the terms and conditions for such conversion and exchange;

4) The redemption price or prices, if any, and the time at which, and the terms and conditions on which, the series of such series of Preferred Stock may be redeemed;

5) The rights of the holders of shares of such series of Preferred
Stock upon the voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the corporation; and

6) The terms of the sinking fund or redemption or purchase account, if any, to be provided for such series of Preferred Stock.

         C. Subject to the provisions of the Preferred Stock, dividends payable on the Common Stock of the Corporation in cash or otherwise may be declared and paid on the shares of the Common Stock of the Corporation from time to time out of any funds or property legally available therefor, and in the event of any such declaration or payment the holders of Common Stock of the Corporation shall be entitled, to the exclusion of the holders of the Preferred Stock, to share therein.

    D. In the event of any liquidation, dissolution or winding up of the Corporation, after distribution and payment in full shall have been made to the holders of the Preferred Stock in accordance with the terms thereof, the remainder of the assets, if any, of the corporation shall be distributed pro rata among the holders of the Common Stock of the Corporation.

    6. The name(s) and post office address(es) of each incorporator(s) and the number and class of shares subscribed by such incorporator(s) is (are):

 NAME                        ADDRESS               NUMBER AND  CLASS OF SHARES

 John V. Silcox    R. D. #3, Spring Grove, PA 17362   40 shares, common
 E. B. Frock       7 Oak St., Hanover, PA 17331       40 shares, common
 Jesse L. Crabbs   31 York St., Hanover, PA 17331     40 shares, common


7. A.   Except as otherwise herein provided or otherwise required by law, the entire voting power of the Corporation shall be vested in the holders of the Common Stock of the Corporation ("Common Stock").

B. Each shareholder of the Corporation who at the time possesses voting power for any purpose shall, for such purpose, be entitled to one vote for each share of such stock standing in his name on the books of the Corporation. Cumulative voting rights shall not exist with respect to the election of members of the Board of Directors of the Corporation ("Board of Directors"). The affirmative vote of the holders of at least 75% of the outstanding shares of Common Stock shall be required to remove any member of the Board of Directors during his or her term of office or to fill the vacancy caused by such a removal. Provided, however, that, except to fill the vacancies caused by such removal, any other vacancy may be filled in the manner as prescribed in the by-laws.

C. The affirmative vote of the holders of at least 75% of the
outstanding   shares of Common Stock shall be required to amend or repeal this
Paragraph 7.

8. No merger, consolidation, liquidation or dissolution of the Corporation, nor any action that would result in the sale or other disposition of all or substantially all of the assets of the Corporation shall be valid unless first approved by the affirmative vote of:

1) the holders of at least seventy-five percent (75%) of the outstanding shares of voting stock of the Corporation; or
2) the holders of at least a majority of the outstanding shares of voting stock of the Corporation, provided that such transaction has received the prior approval of at least seventy-five percent (75%) of all of the members of the Board of Directors.

9.     A.     The Board of Directors may, if it deems it advisable,
oppose a tender or other offer for the Corporation's securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any pertinent issue; by way of illustration, but not limitations, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

(1) Whether the offer price is acceptable based on the historical and present operating results or financial condition of the Corporation;

(2) Whether a more favorable price could be obtained for the Corporation's securities in the future;

(3) The impact which an acquisition of the Corporation
would have on the employees, depositors and customers of
the Corporation and its   subsidiaries and the communities
which they serve;
(4) The reputation and business practices of the offeror and its management and affiliates as they would affect the employees, depositors and customers of the corporation and its subsidiaries and the future value of the Corporation's stock;

(5) The value of the securities (if any) which the offeror is offering in Any antitrust or other legal and regulatory exchange for the Corporation's securities, based on an analysis of the worth of the Corporation as compared to the Corporation or other entity whose securities are being offered; and

(6) Any antitrust or other legal and regulatory issues that are raised by the offer.

B. If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the Corporation's securities; selling or otherwise issuing authorized but unissued securities or treasury stock or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

10. Subchapters G and H of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, as added and amended by Act 36 of 1990 shall apply to this Corporation.